COMMENCEMENT OF ARBITRATION

JAMS
THE RESOLUTION EXPERTS®

April 26, 2011

NOTICE TO ALL PARTIES
(Please See Service List)

RE: Rotate Black Gaming, Inc. vs. Seneca Nation of Indians
Reference #: 1425008754

Dear Parties:

This confirms that JAMS has received a Demand for Arbitration and all other necessary items to commence an Arbitration in the above-referenced matter. The date of commencement is the date of this letter.

Pursuant to the parties' arbitration agreement and JAMS' policy, it is my understanding that this arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. All arbitrations at JAMS are conducted in accordance with the attached Fee Schedule and the Arbitration Administrative Policies regarding payment of fees, document retention, and limitations of liability. It is important to familiarize yourself with the arbitration rules and JAMS Arbitration Administrative Policies.

The arbitrators in this matter shall be selected pursuant to the procedures set forth in the parties' arbitration agreement. Resumes and rules are available on our website, www.jamsadr.com , or by contacting me.

Each party will be assessed a pro-rata share of JAMS' fees and expenses as set forth in the enclosed Fee Schedule in effect at the time of the commencement of the arbitration. The parties may, however, agree to apportion the fees among themselves as they deem appropriate.

Under appropriate circumstances, the arbitrator may award against any party JAMS' fees and expenses. JAMS' agreement to render services is not only with the parties, but extends to the attorney or other representative of the parties in arbitration.

Out of State Attorneys in California Arbitrations, please note:

The California legislature, effective January 1, 2007, has changed the process by which out-of-state attorneys may participate in non-judicial arbitrations occurring in California. See www.calbar.ca.gov for requirements.

Please contact me directly at 212-607-2761 should you have any questions, or if I may be of further assistance.

Sincerely,

Guevara

Veronica Guevara
Case Manager
vguevara@jamsadr.com

PROOF OF SERVICE BY FACSIMILE & U.S. MAIL

Re: Rotate Black Gaming, Inc. vs. Seneca Nation of Indians
Reference No. 1425008754

I, Arlene Terrado, not a party to the within action, hereby declare that on April 26, 2011 I served the attached Commencement of Arbitration packet on the parties in the within action by facsimile and depositing true copies thereof enclosed in sealed envelopes with postage thereon fully prepaid, in the United States Mail, at New York, NEW YORK, addressed as follows:

Steven D. Talbot Esq.
L/O Steven D. Talbot, Esq.
2101 NE 129th St.
Suite 213
Vancouver, WA 98686
Tel: 360-816-8518
Fax: 360-816-8503

Christopher Karns Esq.
Seneca Nation of Indians
P.O. Box 231
Salamanca, NY 14779
Tel: 716-945-1790
Fax: 716-945-6869

I declare under penalty of perjury the foregoing to be true and correct. Executed at New York, NEW YORK on April 26, 2011.

Arlene Terrado